Exhibit 99.1

News
Release
Vectren Corporation
P.O. Box 209
Evansville, IN 47702-0209

FOR IMMEDIATE RELEASE
Nov. 6, 2015
Media Contact: Natalie Hedde, 812-491-5105 or nhedde@vectren.com
Investor Contact: Naveed Mughal, 812-491-4916 or nmughal@vectren.com

Vectren Board of Directors Announces Director Leadership Succession Plan

Evansville, Ind. - On Nov. 5, 2015, the Vectren Corporation (NYSE: VVC) board of directors selected board member Jean L. Wojtowicz as the company’s next lead director, subject to her reelection at the company’s May 24, 2016, annual shareholders meeting.

Assuming her reelection, Wojtowicz would assume this role effective immediately following the 2016 annual shareholder meeting. Wojtowicz has served as a member of the company’s board since the inception of operations in April of 2000. She currently serves as chair of the board’s Compensation and Benefits committee and as a member of the board’s Audit and Risk Management committee, where she has been designated a financial expert. Wojtowicz will succeed J. Timothy McGinley, who, as previously communicated, will retire from the board at the 2016 annual shareholder meeting.

Wojtowicz was selected to fill the lead director position as part of the company’s continuing director succession planning process that is led by the board’s Nominating and Corporate Governance committee. Also, as a result of that process, over the past year two new board members have been added, Patrick K. Mullen and Teresa K. Tanner.

“Jean Wojtowicz is an excellent choice to serve as lead director,” said McGinley. “She has extensive knowledge of the company and its strategies and will serve its stakeholders well. Her financial and business background, as well as her leadership skills and ability to build consensus, make her the right choice for our company.”

McGinley further stated, “Our entire board is of the mindset that just as it is essential to plan for the future with a robust management succession planning process, it is equally important to make such plans for the board of directors. For that reason, we are pleased to have what we believe should be a seamless transition of board leadership that will serve the best interests of all of our stakeholders.”

About Vectren
Vectren Corporation (NYSE: VVC) is an energy holding company headquartered in Evansville, Ind. Vectren’s energy delivery subsidiaries provide gas and/or electricity to more than 1 million customers in adjoining service territories that cover nearly two-thirds of Indiana and west central Ohio. Vectren’s nonutility subsidiaries and affiliates currently offer energy-related products and services to customers throughout the U.S. These include infrastructure services and energy services. To learn more about Vectren, visit www.vectren.com.

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